Exhibit 99.1

(1)                                  Shares of Common Stock (the “Common Stock”) of TAL International Group, Inc. (the “Company”) beneficially owned by Resolute Fund Partners, LLC, are held directly by The Resolute Fund, L.P., The Resolute Fund Singapore PV, L.P., The Resolute Fund Netherlands PV I, L.P., The Resolute Fund Netherlands PV II, L.P. and The Resolute Fund NQP, L.P. (collectively, the “Resolute Funds”).

Prior to the transaction described in this Form 4, The Resolute Fund, L.P. was the direct holder of 11,384,766 shares of Common Stock and, following such transaction, is currently the direct holder of 9,194,236 shares of Common Stock.  Prior to the transaction described in this Form 4, The Resolute Fund Singapore PV, L.P. was the direct holder of 447,689 shares of Common Stock and, following such transaction, is currently the direct holder of 361,550 shares of Common Stock.  Prior to the transaction described in this Form 4, The Resolute Fund Netherlands PV I, L.P. was the direct holder of 537,227 shares of Common Stock and, following such transaction, is currently the direct holder of 433,860 shares of Common Stock.  Prior to the transaction described in this Form 4, The Resolute Fund Netherlands PV II, L.P. was the direct holder 447,689 shares of Common Stock and, following such transaction, is currently the direct holder of 361,550 shares of Common Stock. Prior to the transaction described in this Form 4, The Resolute Fund NQP, L.P. was the direct holder of 13,430 shares of Common Stock and, following such transaction, is currently the direct holder of 10,846 shares of Common Stock.

The Resolute Funds are managed by The Jordan Company, L.P. Resolute Fund Partners, LLC is the sole general partner of each of the Resolute Funds, and, in such capacity, exercises investment discretion and control of the shares of Common Stock directly owned by each of the Resolute Funds.

Each of Messrs. A. Richard Caputo, Jr., Brian J. Higgins, John W. Jordan II, David W. Zalaznick, Douglas J. Zych, Jonathan F. Boucher, Adam E. Max and Thomas H. Quinn may be deemed to share voting and investment power over the shares of Common Stock owned by the Resolute Funds as a result of their position or affiliation with Resolute Fund Partners, LLC and/or The Jordan Company, L.P.  Each such individual disclaims beneficial ownership of the shares of Common Stock owned by the Resolute Funds.

Edgewater Private Equity Fund III, L.P. and Edgewater Growth Capital Partners, L.P. (collectively the “Edgewater Funds”) the Resolute Funds and JZ Capital Partners Limited are parties to an amended and restated shareholders agreement pursuant to which such shareholders have agreed to vote their respective shares of Common Stock such that the Company’s Board of Directors will be comprised of nine directors consisting of (i) six individuals designated by The Resolute Fund, L.P. and (ii) three independent directors designated by the Company’s Nominating and Corporate Governance Committee.  The Resolute Funds, the Edgewater Funds and JZ Capital Partners Limited sold shares of Common Stock in a registered public offering, which is the sale transaction described in this Form 4.  Prior to the public offering, the Edgewater Funds collectively owned 1,380,497 shares of Common Stock and, following the public offering, currently own 1,114,876 shares of Common Stock.   Prior to the public offering, JZ Capital Partners Limited owned 1,380,498 shares of Common Stock and, following the public offering, currently owns 1,114,878 shares of Common Stock.  The amounts in this Form 4 relating to the Resolute Funds do not include any shares owned by the Edgewater Funds or JZ Capital Partners Limited, as the Resolute Funds disclaim beneficial ownership of such shares.